Amended and Restated Employment Agreement

This Amended and Restated Employment Agreement ("**Agreement**") is made as of December 21, 2015 (the "**Effective Date**") between LiqTech International A/S (the "**Company**"), and Søren Degn ("**Executive**"). The Company and Executive are referred to each individually as a "**Party**" and collectively as the "**Parties.**"

1. **BACKGROUND**

1.1 Executive has been employed by LiqTech A/S, pursuant to an employment agreement dated 29 July 2011 (the "**Prior Employment Agreement**").

1.2 The Parties agree that the Prior Employment Agreement shall be superseded, replaced and otherwise made null and void. As consideration for agreeing to supersede, replace and otherwise make null and void the Prior Employment Agreement, Company shall: (i) pay Executive a sign on bonus as described below Subsection 4.3; (ii) increase his Base Salary (as defined in Subsection 4.1) from DKK 1,140,000 per annum under the Prior Employment Agreement to DKK 1,230,000 per annum under this Agreement as described below in Subsection 4.1; and (iii) grant Executive options to purchase 130,000 shares of common stock of the Company pursuant to the terms of the Company's equity incentive plan (the "**Option**"). The Option will be governed by the Plan and the terms set forth in a stock option agreement to be entered into between the Company and Executive.

1.3 The Company desires to employ Executive, and Executive desires to accept employment, on the terms and conditions set forth in this Agreement to provide services to the Company Group as defined in Section 2.5 below.

1.4 The Company together with its subsidiaries engages in the development, design, production, marketing, and sale of automated filtering systems, liquid filters, diesel particulate air filters and kiln furniture in the United States, Canada, Europe, Asia, and South America.

2. **DEFINITIONS.** For purposes of this Agreement, the following terms have the meanings set forth below. Other defined terms have the meanings set forth in the provisions of this Agreement in which they are used.

2.1 **Board** means the Board of Directors of the Company.

2.2 **Cause** means (a) the continued willful failure by Executive to substantially perform his duties with the Company, (b) the willful engaging by Executive in misconduct materially and demonstrably injurious to the Company or (c) Executive's material breach of this Agreement; provided, that with respect to any breach that is curable by Executive, as determined by the Board in good faith, the Company has provided Executive written notice of the material breach and Executive has not cured such breach, as determined by the Board in good faith, within fifteen (15) days following the date the Company provides such notice.

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2.3 **Change of Control** is defined in Section 10.2 below.

2.4 **Code** means the Internal Revenue Code of 1986, as amended.

2.5 **Company Group** means LiqTech International, Inc. and its affiliates and subsidiaries, including but not limited to LiqTech USA, LiqTech NA, Inc., LiqTech Germany, LiqTech PTE Ltd, Provital Solutions AS, and LiqTech Asia.

2.6 **Company Business** is intentionally defined broadly in view of Executive's senior position with the Company and access to Confidential Information related to the Company Group's business and business preparations; it means (a) any business engaged in by the Company Group during Executive's Employment and (i) in which Executive materially participated or (ii) concerning which Executive had access to Confidential Information or (b) any other business as to which the Company Group has made demonstrable preparation to engage in during such Employment and (i) in which preparation Executive materially participated or (ii) concerning which preparation Executive had access to Confidential Information.

2.7 **Confidential Information** means information about the Company Group or its suppliers, clients, customers or other parties with which it has business relationships that was learned by Executive in the course of his employment by the Company, including but not limited to any proprietary knowledge (including but not limited to business processes and methods), trade secrets, data, formulae, information and supplier, client, customer and distributor lists and all papers, resumes and records (including but not limited to computer records) of the documents containing such information, but excludes information which Executive can show: (a) was in Executive's possession or within Executive's knowledge before the Employment and Executive's employment with LiqTech A/S; or (b) is or becomes generally known to persons who could take economic advantage of it, other than officers, directors and employees of the Company Group, without breach of an obligation to the Company; or (c) Executive obtained from a party having the right to disclose it without violation of an obligation to the Company; or (d) is required to be disclosed pursuant to legal process (e.g., a subpoena), provided that Executive notifies the Company immediately upon receiving or becoming aware of the legal process in question.

2.8 **Employment** means Executive's employment with the Company.

2.9 **Good Reason** means: (a) a material reduction (without Executive's express written consent) in Executive's duties or responsibilities; (b) the requirement that Executive relocate to an employment location that is more than fifty (50) miles from his employment location on the Effective Date; or (c) the Company's material breach (without Executive's express written consent) of this Agreement; provided, that Executive has provided the Company written notice of the material breach and the Company has not cured such breach within fifteen (15) days following the date Executive provides such notice.

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2.10 **Resign for Good Reason or Resignation for Good Reason** means that all of the following occur:

(a) Executive notifies the Company in writing, in accordance with the notice provisions of this Agreement, of the occurrence of one (1) or more events constituting Good Reason hereunder;

(b) the Company fails to revoke, rescind, cancel or cure the event (or if more than one (1), all such events) that was the subject of the notification under subparagraph (a) immediately above within thirty (30) days after such notice; and

(c) within ten (10) business days after the end of the thirty (30)-day period described in subparagraph (b) immediately above, Executive delivers to the Company a notice of resignation in accordance with this Agreement.

2.11 **Senior Executives** means those officers of the Company who are designated executive officers from time to time.

2.12 **Termination Date** means the effective date of Executive's termination of Employment with the Company. For purposes of this Agreement, whether a termination of Employment has occurred shall be determined consistent with the Company's administrative policies.

2.13 **Tribunal** means a court or other body of competent jurisdiction that is deciding a matter relating to this Agreement.

3. EMPLOYMENT

3.1 *Position.* Subject to the terms and conditions hereinafter set forth, the Company hereby agrees to employ Executive, and Executive hereby agrees to serve the Company, as Chief Financial Officer (the "**Position**") and shall perform the executive and administrative duties, functions and privileges incumbent with the position of Chief Financial Officer and such other duties as reasonably determined by the Company's Chief Executive Officer (the "**CEO**") or the Board from time to time.

(a) Executive will (i) devote his full professional time, attention, and energies to the business of the Company and will diligently and to the best of his ability perform all duties incident to his Employment hereunder; (ii) use his best efforts to promote the interests and goodwill of the Company; and (iii) perform such other duties commensurate with the Position as the Board may from time-to-time assign to Executive.

(b) Executive shall obtain the written consent of the Board prior to serving on corporate, civic or charitable boards or committees. This Section 3.1 shall not be construed as preventing Executive from serving on the corporate, civic or charitable boards or committees on which he currently serves and

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which have been previously disclosed to the Company; provided that in no event shall any such service or business activity require the provision of substantial services by Executive to the operations or the affairs of such businesses or enterprises such that the provision thereof would interfere in any respect with the performance of Executive's duties hereunder.

(c) Executive is to be registered with the Danish Business Authority.

3.2 *Office Space, Equipment, etc.* The Company shall provide Executive with office space, related facilities, equipment, and support personnel that are commensurate with the Position.

(a) The Company shall pay for the installation and operation of a broadband connection at Executive's home address.

(b) The Company shall also provide a laptop and mobile telephone for Executive and pay for call charges.

(c) The taxable consequences for Executive of the private availability of the abovementioned facilities shall be the responsibility of the Company in accordance with applicable legislation.

3.3 *Expense Reimbursement.* The Company will timely reimburse Executive for reasonable business expenses incurred by Executive in connection with the Employment in accordance with the Company's then-current policies.

4. **COMPENSATION AND BENEFITS DURING EMPLOYMENT.** During the Employment, the Company shall provide compensation and benefits to Executive as follows.

4.1 *Salary.* In consideration of the services to be rendered by Executive pursuant to this Agreement, the Company shall pay, or cause to be paid, to Executive a base salary (the "**Base Salary**") as established by or pursuant to authority granted by the Board. Executive's initial Base Salary shall be DKK 1,230,000 per annum. The Base Salary shall be reviewed annually by or pursuant to authority granted by the Board in connection with its annual review of executive compensation. The Base Salary shall be payable at such intervals in conformity with the Company's prevailing practice as such practice shall be established or modified from time to time. The Base Salary was last adjusted in August 2014.

4.2 *Annual Bonuses; Additional Compensation.* Executive will be eligible to receive bonuses and awards of equity and non-equity compensation and to participate in annual and long-term compensation plans of the Company in accordance with any plan or decision that the Board, or any committee or other person authorized by the Board, may in its sole discretion determine from time to time. Executive's bonus target for his annual bonus is anticipated to be forty percent (40%) of his Base Salary with a maximum amount of sixty percent (60%) of his Base Salary; provided, that the actual bonus target for any year shall be determined by the

Board in its sole discretion. Under no circumstances will the annual bonus exceed one hundred percent 100% of salary. Annual bonuses are not deemed earned or accrued until the Company awards the annual bonus.

4.3 *Signing Bonus.* In exchange for superseding, replacing and otherwise making null and void the Prior Employment Agreement, Executive will receive a one (1)-time bonus in the amount of US$ 40,000 upon execution of this Agreement, to be paid by January 31, 2016.

4.4 *Pension.* The Company shall pay on a monthly basis an additional ten percent (10%) of Executive's monthly Base Salary into a pension for Executive. The amount shall be paid into the pension fund chosen by Executive.

4.5 *Insurance Premiums.* If Executive elects to secure health insurance, the Company shall reimburse Executive for the costs of his annual premiums.

4.6 *Further Training.* Executive is entitled to appropriate further training relative to his position, which is paid for by the Company. The Executive shall be entitled to determine the particular additional training subject to the approval of the Board.

4.7 *Holiday.* Holiday is earned and taken in accordance with the rules in the Danish Holiday Act, however, two and one-half (2.5) days holiday are earned per month corresponding to six (6) weeks annually.

(a) The specific holiday supplement with reference to the Danish Holiday Act is paid at one and one-half percent (1.5%) of the pay which is earned in the previous calendar year and included at the same percentage rate when calculating holiday allowance on retirement. Executive is entitled to full pay whilst on holiday from the start date. Executive cannot be required to take a holiday in the notice period. This is regardless of Executive's possible gardening leave.

(b) Executive's holidays may be taken at times mutually agreeable to Executive and the Company and otherwise pursuant to applicable workplace policies governing the use of holidays.

(c) In the case of resignation, Executive is entitled to twelve and one-half percent (12.5%) of the salary qualifying for holiday pay for the previous and present year of accrual. The holiday allowance is paid in cash on resignation together with the last salary payment.

4.8 *Sick Leave.* Executive is entitled to leave with full pay while ill. If the Company suspects that sick leave is being abused or improperly used by Executive, the Company shall have the right to require the Executive to be examined by a qualified physician mutually acceptable to the Executive and the Company to determine if sick leave is being properly used by Executive.

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4.9 *Other Benefits.* During the period of Employment under this Agreement, Executive shall be entitled to participate in all other benefits of employment generally available to other senior executives and those benefits for which such persons are or shall become eligible, when and as Executive becomes eligible therefore, at participation levels and subject to the same terms and conditions as similarly situated and performing senior executives, as determined by the Board or its delegate. Executive shall also be provided any benefits required to be provided under Danish law, to the extent required by such law and not otherwise covered under this Agreement.

5. TERMINATION OF EMPLOYMENT

5.1 *Term of Agreement.* The term of the Employment shall commence on the Effective Date and continue to the second (2nd) anniversary of the Effective Date (the "**Original Term**") and renew automatically for successive one (1)-year terms (each, a "**Renewal Term**") at the end of the then current term unless notice of non-renewal is given by either Party to the other Party at least six (6) months prior to the end of the Original Term or any Renewal Term (the "**Expiration Date**"); provided that the Employment also may be terminated prior to such Expiration Date: (i) by Executive for any reason (i.e., with or without Good Reason); (ii) by the Company for any reason (i.e., with or without Cause); or (iii) due to the Disability or death of Executive.

5.2 *Termination in the Event of Disability.* In the event of the incapacity of Executive, by reason of illness to perform his material duties hereunder, for a period of one hundred twenty (120) consecutive days or one hundred eighty (180) non-consecutive days during any twelve (12)-month period, as reasonably determined by the Board or as certified by a qualified physician selected by the Board (collectively, "**Illness**"), the Company may terminate Executive's Employment effective upon written notice to Executive.

5.3 *Notice of Resignation; Waiver of Notice Period.* If Executive resigns from the Company, Executive will give the Company at least three (3) months-prior notice of resignation. The Company may in its discretion waive any notice period stated in Executive's notice of resignation, in which case the Termination Date of the Employment will be the date of such waiver.

5.4 *No Termination of Agreement Per Se.* Termination of the Employment will not terminate this Agreement per se; to the extent that either Party has any right under applicable law to terminate this Agreement, any such termination of this Agreement shall be deemed solely to be a termination of the Employment without affecting any other right or obligation hereunder except as provided herein in connection with termination of the Employment.

5.5 *Payments Following Termination.*

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(a) If the Employment is terminated for any reason, either by the Company or by Executive's resignation, then the Company shall pay Executive the following amounts as part of the Company's next regular payroll cycle but in no event later than thirty (30) days after the Termination Date, to the extent that the same have not already been paid;

(i) any and all Base Salary earned through the Termination Date and any applicable holiday allowance as required by law; and

(ii) any reimbursable expenses properly reported by Executive.

(b) Unless Executive resigns without Good Reason or the Employment is terminated for Cause, then the Company shall pay (i) any applicable prorated annual bonus, based on actual performance for the year of termination as determined by the Board in its discretion when making bonus determinations for other Senior Executives and payable at such time as annual bonuses are otherwise determined for other Senior Executives, and (ii) any accrued but unpaid annual bonus for the fiscal year immediately preceding the year of termination.

6. SEVERANCE BENEFITS UPON CERTAIN TERMINATIONS

6.1 *Severance Payment.* If (1) the Company does not renew the Agreement at the end of the Original Term or any Renewal Term, (2) the Employment is terminated by the Company other than for Cause, or (3) the Executive resigns for Good Reason, then:

(a) The Company shall pay to Executive: (i) an amount equal to twelve (12) months of the highest Base Salary in effect (A) during the twelve (12) months immediately prior to the Termination Date or (B) during the Employment, if the Employment has lasted less than twelve (12) months; (ii) the average annual bonus earned by Executive for the most recent two (2) fiscal years ending prior to the Termination Date (such amounts shall not include any Signing Bonus or other special one-time bonus payment); and (iii) an additional ten percent (10%) of Executive's monthly Base Salary into a pension for Executive for twelve (12) months. Payments due under this subsection shall be paid at the time of the Company's regular payroll intervals.

(b) As a condition to making any such severance payment and the special equity vesting under Section 6.2 below, the Company will require Executive or his legal representative(s) to first execute a release in form and substance satisfactory to the Company, which contains a full release of all claims against the Company and certain other provisions, including but not limited to a reaffirmation of the covenants in Sections 8 and 9 below within twenty-one (21) days (or such longer period to the extent required by applicable law) following the Termination Date.

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6.2 *Equity Vesting*. If (a) the Company does not renew this Agreement at the end of the Original Term or any Renewal Term, (b) the Employment is terminated by the Company other than for Cause or (3c) the Executive resigns for Good Reason, then the Executive shall vest upon such termination of Employment in any restricted stock, stock option or other equity compensation awards granted by the Company that were otherwise scheduled to vest within twelve (12) months after the Termination Date. The provisions of this Section 6.2 shall control except to the extent that the provisions of the applicable restricted stock, stock option or other equity award are more favorable. Any post-employment exercise period for vested stock options shall continue to be governed by the terms of the applicable equity compensation plan and award agreement.

6.3 *No Other Severance Benefits*. Other than as described above in Sections 6.1 and 6.2 above and as described below in Sections 9.4 and 10, Executive shall not be entitled to any payment, benefit, damages, award or compensation in connection with termination of the Employment, by either the Company or Executive, except as may be expressly provided in another written agreement, if any, approved by the Board and executed by Executive and the Company. Neither Executive nor the Company is obligated to enter into any such other written agreement.

6.4 *Mitigation Not Required*. Executive shall not be required to mitigate the amount of any payment or benefit which is to be paid or provided by the Company pursuant to this Section 6. Any remuneration received by Executive from a third party following termination of the Employment shall not apply to reduce the Company's obligations to make payments or provide benefits hereunder.

7. **TAX WITHHOLDING**. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement, or under any other agreement between Executive and the Company, all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

8. **CONFIDENTIAL INFORMATION**

8.1 Executive acknowledges that in the course of his employment by the Company, the Company has provided him and will continue to provide him, prior to any termination hereof, with certain Confidential Information and knowledge concerning the operations of the Company Group which the Company desires to protect. This Confidential Information shall include, but is not limited to:

(a) terms and conditions of and the identity of the parties to the Company Group's agreements with its suppliers, clients, customers or other parties with which it has business relationships, including but not limited to price information;

(b) management systems, policies or procedures, including but not limited to the contents of related forms and manuals;

(c) professional advice rendered or taken by the Company Group;

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(d) the Company Group's own financial data, business and management information, processes, methods, strategies and plans and internal practices and procedures, including but not limited to internal financial records, statements and information, cost reports or other financial information;

(e) proprietary software, systems and technology-related methodologies of the Company Group and their clients;

(f) salary, bonus and other personnel information relating to the Company Group's personnel;

(g) the Company Group's business and management development plans, including but not limited to proposed or actual plans regarding acquisitions (including but not limited to the identity of any acquisition contacts), divestitures, asset sales, and mergers;

(h) decisions and deliberations of the Company Group's committees or boards; and

(i) litigation, disputes, or investigations to which the Company Group may be party and legal advice provided to Executive on behalf of the Company Group in the course of Executive's employment.

8.2 Executive understands that such information is confidential, and he agrees not to reveal such information to anyone outside the Company so long as the confidential or secret nature of such information shall continue. Executive further agrees that he will at no time use such information in competing with all or any portion of the Company. At such time as Executive shall cease to be employed by the Company, he will surrender to the Company all papers, documents, writing and other property produced by him or coming into his possession by or through his employment and relating to the information referred to in this paragraph, and Executive agrees that all such materials will at all times remain the property of the Company.

9. NONCOMPETITION AND NONSOLICITATION COVENANT

9.1 *Noncompetition.* In return for the consideration stated in this Agreement, including but not limited to the receipt of Confidential Information by Executive and the promise of the Company to provide Executive with Confidential Information, Executive agrees that, during his Employment and for eighteen months (18) months after the termination of Employment (the "**Restricted Period**"), Executive shall not directly or indirectly possess an ownership interest in, manage, control, participate in, consult with or render services for any other person, firm, association or corporation, engaged in the Company Business without the prior written consent of the Company, in the Territory (defined below), because such activity would unavoidably and unfairly compromise the

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Company's legitimate, protectable business interests in its Confidential Information, clients, employees, suppliers, and business relationships.

"**Territory**" means all of the following: (a) any location in which any entity in the Company Group conducts Company Business during Executive's Employment or (b) has evidenced an intention to engage in business during Executive's Employment.

9.2 *Non-solicitation of Customers or Other Business Contacts.* Executive agrees that he shall not, either directly or indirectly, during the Restricted Period, in any capacity whatsoever (either as an employee, officer, director, stockholder, proprietor, partner joint venturer, consultant or otherwise): (a) solicit, contact, call upon, communicate with, or attempt to communicate with any of the Company Group customers or clients or potential customers or clients with whom he has had contact for the purpose of selling products or providing services to such customer or client; (b) sell products or provide any services to any customer or client or potential customer or client of the Company Group; or (c) cause, or attempt to cause, any of the Company Group's suppliers, distributors, or other business contacts to cease doing business with the Company Group or to reduce the amount of business they do with the Company Group.

9.3 *Non-solicitation of Employees.* Executive agrees that he shall not directly or indirectly during the Restricted Period, either alone or through or in conjunction with any other person or entity employ, solicit, induce, or recruit, any person employed by any member of the Company Group at any time within the twenty-three (23) months period immediately preceding such employment, solicitation, inducement or recruitment. This restriction could reduce the Executive's job opportunities at other employers, if those other employers will expect the Employee to recruit staff from the Company.

9.4 *Compensation During Restricted Period.* The restrictive covenants set forth in this Section 9 are conditioned upon the Company paying Executive one hundred percent (100%) of his total remuneration at the time his employment is terminated during the entire Restricted Period paid at the time of the Company's regular payroll intervals. The Company's obligation to pay this will be subject to the Company's right of waiver with notice; its right of set-off against wages earned later; and its right of non-payment in event of for-cause dismissal.

9.5 For the purposes of this Agreement, "potential customer" or "potential client" shall be defined as those entities for which Executive has had access to Confidential Information during his Employment, and "customer" or "client" shall be defined as those entities with which any member of the Company Group has conducted any business during the eighteen (18) month period prior to termination of the Employment, with whom Executive has had contact. For the purposes of this Agreement, "product" shall mean any product sold by any member of the Company Group at any time within the one (1)-year period preceding termination of Executive's Employment and "services" shall mean

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activities performed by any member of the Company Group at any time within the one (1)-year period preceding termination of Executive's Employment.

9.6 Executive acknowledges and agrees that: (a) he is a specially-trusted salaried employee, (b) the restrictive covenants contained herein are reasonable in time, territory and scope, and in all other respects, and (c) the restrictive covenant do not go beyond what is necessary to avoid competition or unreasonably restrict the employee's access to employment. If a Tribunal determines that any of the restrictions set forth in this Section 9 are unreasonably broad or otherwise unenforceable under applicable law, then (i) such determination shall be binding only within the geographical jurisdiction of the Tribunal, and (ii) the restriction will not be terminated or rendered unenforceable, but instead will be blue penciled or reformed (solely for enforcement within the geographic jurisdiction of the Tribunal) to the minimum extent required to render it enforceable.

10. CHANGE OF CONTROL

10.1 *Special Severance Benefits.*

(a) If, during the specific time periods listed in subparagraph (b) immediately below, the Employment is terminated by any of the specific events listed there, then Executive will be entitled to the following benefits:

(i) The Company shall pay to Executive an amount equal to one (1) times the sum of the highest Base Salary in effect during the twelve (12) months immediately prior to the Termination Date such amount to be paid in cash or immediately-available funds in a lump sum on the sixtieth (60th) day following the Termination Date.

(ii) The payments for insurance and other benefits set forth in Section 6.1 above shall be extended by an additional 12 months.

(iii) The amounts payable under subparagraphs (i) and (ii) immediately above are in addition to any severance payments due to Executive under the provisions of Sections 6.1 and 6.2 above as a result of such termination of Employment.

(b) In addition, all restricted stock, stock option or other equity compensation awards granted by the Company that were unvested immediately prior to the Change of Control date shall become fully vested as of the Change of Control date. The provisions of this Section 10.1(c) shall control except to the extent that the provisions of the applicable restricted stock, stock option or other equity award are more favorable.

10.2 A **Change of Control** shall occur as defined below:

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(a) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "**Exchange Act**")) (a "**Person**") becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then-outstanding shares of common stock of the Company (the "**Outstanding Company Common Stock**") or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "**Outstanding Company Voting Securities**"); provided, however, that, for purposes of this Section, the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, or (iv) any acquisition pursuant to a transaction that complies with Sections 10.2(c)(A), (B) and (C).

(b) Individuals who, as of the date hereof, constitute the Board (the "**Incumbent Board**") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) There is consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a "**Business Combination**"), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including but not limited to an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one (1) or more subsidiaries) in

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substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d) The stockholders of the Company approve a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, if it is determined that a payment hereunder is subject to the requirements of Section 409A, the Company will not be deemed to have undergone a Change of Control unless the Company is deemed to have undergone a "change in control event" pursuant to the definition of such term in Section 409A.

11. **EMPLOYEE HANDBOOKS, ETC.** From time to time, the Company may, in its discretion, establish, maintain and distribute employee manuals or handbooks or personnel policy manuals, and officers or other representatives of the Company may make written or oral statements relating to personnel policies and procedures. Executive will adhere to and follow all rules, regulations, and policies of the Company set forth in such manuals, handbooks, or statements as they now exist or may later be amended or modified. Such manuals, handbooks and statements do not constitute a part of this Agreement nor a separate contract, and shall not be deemed as amending this Agreement or as creating any binding obligation on the part of the Company, but are intended only for general guidance.

12. **OTHER PROVISIONS**

12.1 This Agreement shall inure to the benefit of and be binding upon (a) the Company and its successors and assigns and (b) Executive and Executive's heirs and legal representatives, except that Executive's duties and responsibilities under this Agreement are of a personal nature and will not be assignable or delegable in whole or in part without the Company's prior written consent.

12.2 All notices and statements with respect to this Agreement must be in writing and shall be delivered by certified mail return receipt requested; hand delivery with

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written acknowledgment of receipt; or overnight courier with delivery-tracking capability. Notices to the Company shall be addressed to the CEO at the Company's then-current headquarters offices. Notices to Executive may be delivered to Executive in person or to Executive's then-current home address as indicated on Executive's pay stubs or, if no address is so indicated, as set forth in the Company's payroll records. A Party may change its address for notice by the giving of notice thereof in the manner hereinabove provided.

12.3 This Agreement sets forth the entire present agreement of the Parties concerning the subjects covered herein except for any equity incentive award agreements between the Company and Executive. There are no promises, understandings, representations, or warranties of any kind concerning those subjects except as expressly set forth herein or therein. This Agreement supersedes all negotiations, preliminary agreements, and prior agreements, including but not limited to the Prior Employment Agreement, which are declared null and void.

12.4 Any modification of this Agreement must be in writing and signed upon the express consent of all Parties. Any attempt to modify this Agreement, orally or in writing, not executed by all Parties will be void.

12.5 If any provision of this Agreement, or its application to anyone or under any circumstances, is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability will not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and will not invalidate or render unenforceable such provision or application in any other jurisdiction.

12.6 This Agreement will be governed and interpreted under Danish law.

12.7 No failure on the part of any Party to enforce any provisions of this Agreement will act as a waiver of the right to enforce that provision.

12.8 Termination of the Employment, with or without Cause, will not affect the continued enforceability of this Agreement.

12.9 Section headings are for convenience only and shall not define or limit the provisions of this Agreement.

12.10 This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. A copy of this Agreement manually signed by one (1) Party and transmitted to the other Party by facsimile or in image form via email shall be deemed to have been executed and delivered by the signing Party as though an original. A photocopy of this Agreement shall be effective as an original for all purposes.

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